UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

August 6, 2010
Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd. Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:     (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 6, 2010, the Audit Committee of the Board of Directors of Universal Insurance Holdings, Inc. (“Universal”), in consultation with Universal’s management, concluded that due to an error in the accounting for an other-than-temporary impairment of an investment security, Universal will restate its previously issued Condensed Consolidated Financial Statements for the three months ended March 31, 2010. Accordingly, Universal’s previously issued Condensed Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2010, should no longer be relied upon.

The restatement is the result of the correction of an error in the accounting for an other-than-temporary impairment of an investment security at March 31, 2010 that was sold at a loss after March 31, 2010, but before the Company filed its Form 10-Q for the quarter. The impairment of the investment security should have been reflected in the Company’s financial statements for the quarter ended March 31, 2010.  The net effect resulting from the recording of the impairment of the security in the quarter ended March 31, 2010 on net income, accumulated other comprehensive income, diluted earnings per share and stockholders’ equity is as follows:

●	Net income decreased by $1,362,721

●	Accumulated other comprehensive income increased by $1,478,918

●	Diluted earnings per share decreased by $0.04

●	Stockholders' equity increased by $116,197

Universal’s Audit Committee and management have discussed these matters with Universal’s independent registered public accounting firm.

Universal plans to file an amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2010 today following the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 9, 2010	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Bradley I. Meier
Bradley I. Meier
President and Chief Executive Officer